TRANSITION AND RETIREMENT AGREEMENT

THIS AGREEMENT dated as of October 19, 2012, is made by and between Terex Corporation, a Delaware corporation (the “Company”), and Phillip C. Widman (the “Executive”).

WHEREAS the Executive and the Company have together agreed that the Executive will retire from the Company effective March 31, 2013, or such earlier or later date that the Company requests, provided that such date will in no event be later than June 30, 2013 (the “Retirement Date”);

WHEREAS the Board of Directors of the Company (the “Board”) recognizes the importance of a smooth transition of the Executive's responsibilities for the Company as a result of the Executive's retirement; and

WHEREAS, the Company and Executive desire to enter into this Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.     Section 409A.

1.1.     Notwithstanding anything to the contrary contained herein, in the event that the Executive is deemed to be a Key Employee (as defined below), distribution of any amounts that constitute “deferred compensation” payable to a Key Employee on account of termination of employment, shall not be made before six months after the Retirement Date or the Key Employee's death, if earlier (the “Six Month Limitation”). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following the Key Employee's Retirement Date. Notwithstanding the Six Month Limitation, if any amounts of “deferred compensation” payable to a Key Employee due to his “separation from service” constitute “separation pay only upon an involuntary separation from service” (“Separation From Service Pay”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then all or a portion of such Separation From Service Pay, up to two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of employment occurs (i.e., $500,000 in the event of a termination during 2012), whether paid under this Agreement or otherwise, may be paid to the Key Employee during the six-month period following the Retirement Date. To the extent that any payments of Separation From Service Pay above the Six Month Limitation constitute insurance premiums (other than medical) or similar payments or Other Benefits, the Key Employee shall pay such amounts during such six month period and the Company shall reimburse the Key Employee for such payments, without interest, on the first day of the seventh month following the Retirement Date. “Key Employee” shall mean an employee who is treated as a “specified employee” under Code section 409A(a)(2)(B)(i), i.e., a key employee of the Company (as defined in Code section 416(i) without regard to paragraph (5) thereof). The Company shall determine which employees shall be deemed Key Employees using December 31st as an identification date.

1.2     The parties hereto intend that this Agreement shall be in compliance with Section 409A of the Code and this Agreement shall be interpreted consistent therewith. Notwithstanding the foregoing, the Company shall not be liable for any taxes, penalties, interest or other costs that may arise under Section 409A or otherwise.

1.3    If the payments made under Section 2 of this Agreement would not satisfy the requirements under Section 409A (a)(2)(A)(v) of the Code, then all payments made under Section 2 of this Agreement shall be treated as payments made as a result of a separation from service within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code each payment shall be treated as a separate payment.
2.    Compensation and Related Matters.
2.1    Following the Executive's retirement on the Retirement Date, the Company shall pay to the Executive $2,280,000 (the “Retirement Pay”), subject to the Six Month Limitation, in monthly installments for the two-year period immediately following the Retirement Date.
2.2    The Company shall also pay the Executive (i) a 2012 annual bonus (determined without the application of negative discretion by the Company's Compensation Committee), which shall be payable at the same time bonuses are paid to the other members of the Company's management and (ii) his current base salary through the Retirement Date, which shall be payable in accordance with the Company's standard payroll practices.
2.3    If the Retirement Date is after April 1, 2013, the Company shall also pay to the Executive the amount equal to the product of (x) a fraction, the numerator of which is the number of days from April 1, 2013 through the Retirement Date, and the denominator of which is 365 and (y) the Executive's annual bonus earned for the year ended December 31, 2012, subject to the Six Month Limitation, in monthly installments for the two-year period immediately following the Retirement Date.
2.4    Simultaneously with the Retirement Date (x) all unvested stock options and time-based stock grants previously awarded to the Executive shall immediately and unconditionally vest and the Executive shall have the right to exercise any stock options held by him until the end of the original term of the option grant; (y) any outstanding performance-based equity and cash awards will not expire upon the Retirement Date and will continue to vest in accordance with the terms of the applicable award agreement; and (z) any accrued and unpaid vacation pay through the Retirement Date shall be paid in a lump sum within 30 days following the Retirement Date.
2.5    The Executive shall be entitled to continuing coverage by the Company under the life, disability, accident and health insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, for the twenty four (24) month period from the Retirement Date or until the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier; provided that the Executive's right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this sentence. The Executive shall also be entitled to a continuation of all other benefits and reimbursements (“Other Benefits”) in effect at the time of termination for the twenty four (24) month period following such termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever is earlier. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law, shall be paid by the Company from other sources such that the Executive receives substantially similar benefits to those provided for under the plan. All amounts payable hereunder shall be paid monthly during such twenty four (24) month period. In addition to the foregoing, following the expiration or termination of this Agreement, the Executive (and his spouse and dependents) shall receive health insurance from the Company, at the Executive's cost, via COBRA continuation coverage. To the extent that the Executive's COBRA coverage expires prior to the Executive reaching the age of 65, or if later, the age when the Executive becomes eligible to receive Medicare, the Company shall allow the Executive (and his spouse and dependents) to continue to participate in the Company's health insurance, at the Executive's cost, until the Executive reaches the age of 65, or if later, the age when the Executive becomes eligible to receive Medicare. The Executive's cost of the insurance described in the preceding sentence shall be 102% of the Company's budget rate (the combined monthly Company and team member contribution cost) for health insurance. The Executive may at his option decline any insurance coverage provided in this Section 2.5 on thirty (30) days written notice.
2.6    The Executive is currently a participant in the Terex Corporation Amended and Restated Supplement Executive Retirement Plan (the “SERP”). Pursuant to the terms of the SERP, the Executive shall be entitled to receive an annual supplemental retirement benefit subsequent to the Retirement Date (the “SERP Benefit”). Notwithstanding the provisions of the SERP, the Executive shall receive an annual supplemental retirement benefit of $131,830. The SERP Benefit shall be funded by the Company in an irrevocable rabbi trust (the “Rabbi Trust”). On or prior to the later of June 30, 2013 or 90 days following the Retirement Date, the Company shall fund the Rabbi Trust with the actuarially determined amount necessary to meet the obligations of the SERP Benefit on a fully funded basis (the “Funding Calculation”). The Company shall provide the Funding Calculation to the Executive or his representative prior to funding. The investment instruments that shall hold the funds in the Rabbi Trust that are attributable to the Executive's SERP Benefit shall be the same as those that are held in a rabbi trust for the SERP benefit for Ronald M. DeFeo.

2.7    If the Executive's employment is terminated prior to the Retirement Date by the Company due to a Change in Control (as defined in the Amended and Restated Change in Control and Severance Agreement between the Executive and the Company dated as of March 29, 2011 (the “CIC Agreement”)) then the Executive shall receive compensation and benefits in accordance with the terms of the CIC Agreement and no compensation or benefits shall be provided to the Executive pursuant to this Agreement other than the post-retirement health insurance benefits described in Section 2.5 and the Rabbi Trust described in Section 2.6.

2.8    The Company shall have no obligation to provide any compensation or benefits to the Executive pursuant to this Agreement if he is terminated prior to the Retirement Date due to (i) the willful, substantial and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) in a manner reasonably satisfactory to the Chief Executive Officer of the Company after written notice detailing the reasons for such failure, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iii) the entry by a court of competent jurisdiction of an order, or the entering into by the Executive of a consent decree, barring the Executive from serving as an officer or director of a public company. For purposes of clause (i) and (ii) of the prior sentence, no act, or failure to act, on the Executive's part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

2.9    For the avoidance of any doubt, except as set forth under Section 2.7, under no circumstances shall the Executive receive compensation and benefits under both this Agreement and the CIC Agreement.

2.10    The Executive shall not be entitled to any payments under this Agreement until the Executive executes a general release of claims against the Company and its affiliates, stockholders, directors, officers, employees, agents, successors and assigns in the current form approved by the Company and attached as Exhibit A (subject to any amendments required by law or regulation) (the “Release”) and the period for revocation, if any, of such Release has expired without the Release having been revoked.
3.    Noncompete and Confidentiality.

3.1    In consideration of the agreements and payments of the Company herein, the Executive agrees that for a period of twelve (12) months from the Retirement Date, he will not, without the prior written permission of the Company, directly or indirectly, (i) enter into the employ of or render any services to any person, firm, or corporation engaged in the manufacture or sale of products currently manufactured or distributed by the Company, or if the Executive does not have Company wide responsibility, the divisions and subsidiaries for which the Executive has management responsibility, which directly or indirectly compete with the business of the Company or such divisions and subsidiaries, as the case may be (a “Competitive Business”); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; or (iv) solicit, induce or entice, or cause any other person or entity to solicit, induce or entice to leave the employ of the Company any person who was employed or retained by the Company on the Retirement Date. However, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a business competitive with that of the Company if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than five percent (5%) of the publicly-traded equity securities of such competitor. Nothing in this Agreement shall preclude the Executive from retaining his position or membership in trade associations and professional organizations. The restrictions imposed on the Executive pursuant to this Section 3.1 shall terminate and be of no further force and effect in the event of a breach by the Company of its obligations to make or provide benefits to the Executive.

3.2.    In consideration of the agreements and payments of the Company herein, the Executive shall keep confidential and not disclose to any person any information relating to the Company's business and/or finances, which information was obtained during and/or as incident to or in connection with the Executive's employment with the Company and which otherwise is not public information. Provided, that the foregoing shall not prevent the Executive from giving required information to proper legal authorities. The Executive agrees he will conduct himself in a professional manner and not make any disparaging, negative or other statements regarding the Company, its affiliates or any of the officers, directors or employees of the Company or its affiliates which could in any way have an adverse affect on the business or affairs of the Company or its affiliates or otherwise be injurious to or not be in the best interests of the Company, its affiliates or any such other persons. The Company agrees it will not make any disparaging, negative or other statements regarding the Executive which could in any way be injurious to the Executive.

3.3.    The Executive agrees that this non-competition and non-solicitation covenant is reasonable under the circumstances, and the Executive further agrees that his services for and on behalf of the Company are unique and irreplaceable. The Executive further agrees that any breach of the covenants contained in Section 3.1 and 3.2 above would irreparably injure the Company and/or its affiliates or subsidiaries. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have at law or in equity, obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of the covenants contained in Section 3.1 and 3.2 above.

3.4.    Upon termination of the Executive's employment with the Company, the Company shall have the right to designate a reasonable amount of the Retirement Pay to be allocated to this covenant not to compete and confidentiality.

4.    Legal Expenses.

4.1    The Company agrees to pay the reasonable out-of pocket legal expenses actually incurred by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum amount of $10,000.

4.2    The Company agrees to pay all reasonable out-of-pocket costs and expenses, including all reasonable attorneys' fees and disbursements, actually incurred by the Executive in collecting or enforcing payments to which he is ultimately determined to be entitled (whether by agreement among the parties, court order or otherwise) pursuant to this Agreement in accordance with its terms; provided, however, that the Executive submits a request for reimbursement no later than thirty (30) days following the end of the calendar year in which the expenses are incurred, in which event reimbursement shall be made within forty-five (45) days thereafter, but in no event later than the end of the year in which it is finally determined which payments the Executive is entitled to receive. In the case of a Key

Employee, the Executive will not be entitled to reimbursement prior to the first day of the seventh month following the Retirement Date. The parties intend that the timing of the payment of such fees and reimbursements shall be in compliance with Section 409A of the Code and the treasury regulations thereunder.

5.    No Other Compensation; Employee at Will. Except as provided in Sections 2 and 4 hereof, no amount or benefit shall be payable to the Executive under this Agreement or otherwise except as required by law. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive is and shall remain “an employee at will” and shall not have any right to be retained in the employ of the Company.

6.    Term.      The CIC Agreement shall terminate on the Retirement Date and this Agreement shall terminate on the later of March 31, 2015 and the second anniversary of the Retirement Date, provided that if there is a Change in Control prior to the Retirement Date, this Agreement shall terminate on the date of the Change in Control. All obligations of the Company and/or the Executive outstanding on the date of termination of this Agreement shall survive the termination of this Agreement. All rights and obligations of the Company and/or the Executive in Sections 4 or 7 of this Agreement shall also survive the termination of this Agreement.

7.    Successors; Binding Agreement.

7.1    In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.2    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

8.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Terex Corporation
Attention: General Counsel
200 Nyala Farm Road
Westport, Connecticut 06880

To the Executive:
Phillip C. Widman
25 Old Stone Crossing
West Simsbury, Connecticut 06092

With a copy, which shall not constitute notice to the Executive, to:

Levett Rockwood P.C.
Attention: Robert O. Barberi
33 Riverside Avenue
Westport, Connecticut 06880

9.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to the principles of conflicts of law which might otherwise apply. All references to sections of the the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. In the event that either party hereto shall institute proceedings for the enforcement of this Agreement, the succeeding party shall be entitled to recover the reasonable fees and expenses incurred by such succeeding party in connection therewith, including reasonable attorneys fees.

10.    Partial Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.    Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to him due under this Agreement. Further, the amount of any payment shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

13.     Tax Withholding. The Company shall have the right to deduct from all payments made under this Agreement any federal, state or local taxes required by law to be withheld with respect to such payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TEREX CORPORATION

By:	/s/ Ronald M. DeFeo
Name:	Ronald M. DeFeo
Title:	Chairman & Chief Executive Officer

/s/ Phillip C. Widman
Phillip C. Widman